UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2014

GLOBAL BRASS AND COPPER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35938	06-1826563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

475 N. Martingale Road Suite 1050 Schaumburg, IL	60173
(Address of principal executive offices)	(Zip Code)

(847) 240-4700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 10, 2014, the Board elected Bradford T. Ray as an independent director of Global Brass and Copper Holdings, Inc. (“Company”), effective immediately. Mr. Ray was elected to be a Class III director for the term ending at the 2016 annual meeting of stockholders of the Company. Mr. Ray, age 56, served as Chairman of the Board and Chief Executive Officer from 2002 to 2010 of Steel Technologies, Inc., one of the leading steel processors in North America, and continued to serve as an advisor to Steel Technologies, Inc. until 2012. Prior to 2002, Mr. Ray held various positions at Steel Technologies, Inc., including Director, President and Vice President of Manufacturing.

Following Mr. Ray’s election, the Company’s Board will be comprised of seven members. There are no understandings or arrangements between Mr. Ray and any other person pursuant to which Mr. Ray was selected to serve as a director. As compensation for his service on the Board and the applicable Board committees, Mr. Ray is entitled to receive the Company’s standard cash compensation for non-employee directors and Board committee members. Mr. Ray will be indemnified pursuant to the standard director indemnification agreement. Mr. Ray does not have any other relationships requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

Date: December 12, 2014	By:	/s/ Robert T. Micchelli
	Name:	Robert T. Micchelli
	Title:	Chief Financial Officer

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